Exhibit 3c
                     AMENDMENT NO. 2 TO
              ADMINISTRATIVE SERVICES AGREEMENT




THIS AMENDMENT NO. 2 TO THE ADMINISTRATIVE SERVICES
AGREEMENT ("Amendment No. 2") is made as of the 8th day of October, 2001, by and between Nationwide
Life Insurance Company and Nationwide Life and Annuity
Insurance Company (collectively referred to hereinafter
"NWL") and Waddell & Reed, Inc (hereinafter "Waddell &
Reed"), on its own behalf and on behalf of its affiliated corporate insurance agencies.

WHEREAS, NWL and Waddell & Reed have entered into an Administrative Services Agreement dated September 1, 2000 and

WHEREAS, NWL and Waddell & Reed desire to amend the Administrative Services Agreement to provide for the sale of additional products pursuant to the Administrative Services
Agreement under certain circumstances.

NOW, THEREFORE, in recognition of the mutual promises herein, and other good and valuable consideration, the parties agree as follows:

1. Section E. 10. b. is hereby amended to insert the following:

Effective October 8, 2001 through January 1, 2002,
Nationwide will pay Waddell & Reed an additional revenue sharing compensation in an amount equal to .25% of gross sales of all Waddell & Reed Advisors Nationwide Platinum V
Fixed Annuity and Waddell & Reed Advisors Nationwide
Platinum V Fixed Annuity NY assets distributed by Waddell &
Reed.


Effective January 2, 2002, Nationwide will pay Waddell & Reed an additional revenue sharing compensation in an amount equal to .25% of gross sales plus .25% annually of the average daily account value of all Waddell & Reed Advisors Nationwide Platinum V Fixed Annuity and Waddell & Reed Advisors Nationwide Platinum V Fixed Annuity NY assets distributed by Waddell & Reed. It is hereby recognized that the marketing allowance based on assets will reduce the effective interest rates on affected contracts by a corresponding .25%.


IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be executed by their duly authorized officers as of the day and year first above written.


NATIONWIDE LIFE INSURANCE COMPANY
NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY


          /s/ Brad Sorensen
Name :    Brad Sorenson
Title:    AVP




WADDELL & REED, INC.


          /s/ Thomas W. Butch
Name:     Thomas W. Butch
Tittle:        EVP



                     AMENDMENT NO. 1 TO
                         APPENDIX A
               EFFECTIVE _____________________



1.   Products

Exclusivity refers to the following products:

Waddell & Reed Advisors Select Annuity
Waddell & Reed Advisors Select Plus Annuity
Waddell & Reed Advisors Select Plus Annuity NY
Waddell & Reed Advisors Select Life
Waddell & Reed Advisors Retirement Plan
Waddell & Reed Advisors Nationwide Platinum V Fixed Annuity
Waddell & Reed Advisors Nationwide Platinum V Fixed Annuity
     NY


This APPENDIX may be amended from time to time with the addition of certain other annuity or insurance products.


There will be no Exclusivity Arrangement regarding the following products:

Waddell & Reed Advisors Survivorship Life
Waddell & Reed Advisors Term One/Ten/Twenty
Waddell & Reed Advisors Term Ten/Twenty NY